Exhibit 99.2
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OPTEUM INC. TO FILE FORM 12b-25;
ESTIMATES YEAR-TO-DATE NET LOSS THROUGH SEPTEMBER 30
AT APPROXIMATELY $15-16 MILLION

VERO BEACH, FL (November 10, 2006)— Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”) that operates an integrated mortgage-related securities investment portfolio and mortgage origination platform, today announced that it intends to file a Form 12b-25 Notification of Late Filing to the Securities and Exchange Commission on Monday, November 13, 2006. The Company also announced that it presently believes that it will report a consolidated net loss for both the three and nine month periods ended September 30, 2006, and that its consolidated loss before income taxes for the nine month period ended September 30, 2006, will be greater by less than $1 million as a result of the previously announced restatements of its consolidated financial statements as of, and for the periods ended, March 31, 2006, and June 30, 2006. Because other adjustments to the Company’s consolidated financial statements will be made in connection with these restatements, including required adjustments to the Company’s income tax benefit, as well as other additional adjustments that, in and of themselves, are immaterial to the Company’s consolidated results of operations and financial position, the Company presently estimates that its consolidated net loss for the nine month period ended September 30, 2006, will be approximately $15 million to $16 million.

The Company’s results of operations for both the three and nine month periods ended September 30, 2006, were negatively affected by changes in various market interest rates, including short-term rates, due primarily to the monetary policy actions of the Federal Reserve during these periods. The Company’s financing is based on short-term rates, which increased during these periods faster than the yields on the Company’s portfolio of mortgage backed securities. The increase in short-term borrowing rates also had a negative impact on the net interest spread earned by OFS on its mortgage loans held for sale due to increases in the funding costs associated with warehouse lines of credit used to fund its mortgage loan originations.

Further, the continuing downward trend in the residential housing market is likely to continue to pressure OFS’ mortgage origination levels. As a result, OFS is likely to continue to experience downward pressure on sales margins brought about by increasing competitive pressure. Any decline in mortgage originations due to a cooling of the housing market may be partially offset by appreciation in the value of OFS’ originated mortgage servicing rights and retained interests in securitizations, which are generally positively affected by declining mortgage prepayment rates.

The Company currently expects to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006, simultaneously with, or within a reasonable period of time following, the filing of amendments to the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, and June 30, 2006. While there can be no reasonable assurance given as to the actual dates of filing, the Company currently anticipates making these filings on or before December 31, 2006, subject to the prior completion by Ernst & Young LLP of required procedures for such interim quarterly filings.

For further information and ongoing updates, please refer to the Company’s filings that will be made with the Securities and Exchange Commission. These filings will be available on the Company’s website at www.opteum.com under the “Investor Information” page and will also be available at www.sec.gov.

About Opteum
Opteum Inc. is a REIT, which operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum's mortgage origination platform, Opteum Financial Services, LLC, originates, buys, sells, and services residential mortgages from offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.'s filings with the Securities and Exchange Commission, including Opteum Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:
Opteum Inc.
Chief Financial Officer
Robert E. Cauley, 772-231-1400
www.opteum.com